Exhibit 1

ASX Release 19 July 2023 WESTPAC ANNOUNCES NEW STRUCTURE TO DRIVE GROWTH Westpac CEO Peter King today announced a restructure to support the Group’s next strategic phase. The changes follow a period of simplification for the bank and will position the company for future growth. “To sharpen our focus, we are appointing dedicated Group Executives responsible for Consumer banking and Business banking,” said Mr King. “Over the past few years we’ve simplified the bank, including exiting nine businesses. As a result, we no longer need a Specialist Businesses Division.” “We are also establishing a stand-alone function to accelerate our Technology simplification and will move Operations to Corporate Services, creating an expanded shared services team.” Leadership Changes Jason Yetton, Chief Executive, Consumer Anthony Miller, Chief Executive, Business & Wealth Nell Hutton, Chief Executive, Westpac Institutional Bank Scott Collary, Chief Information Officer Carolyn McCann, Group Executive Customer & Corporate Services With the separation of Consumer & Business Banking, Chris de Bruin, current Chief Executive, Consumer & Business Banking has decided to leave the Group to pursue new opportunities. “I want to thank Chris for his contribution to the bank. In particular, he’s led the digitisation of the Consumer bank, including the delivery of major initiatives such as the digital mortgage and payment solutions. He’s also driven our branch co-location strategy and strengthened the franchise. Chris will assist with the transition to the new structure,” Mr King said. Level 18, 275 Kent Street Sydney, NSW, 2000

“The new structure will give the leadership team a greater focus on growing their businesses and delivering for customers. “Jason has a 30-year history with the Group. His breadth of expertise stretches across all facets of banking, including time running Westpac’s retail and business banking division from 2011 to 2015. Jason has also led our portfolio simplification since 2020. “Since joining three years ago, Anthony has grown our institutional business while improving return. He is a seasoned banker, having held executive and client facing roles at some of the world’s leading banks. Anthony is well-placed to drive growth in Westpac business banking.” Mr King said he was pleased to have someone of Ms Hutton’s calibre join the executive team. “Nell is an outstanding leader, who has delivered a strong performance during her time leading Financial Markets and will continue to build the Institutional Bank.” Mr King said the Group has a significant technology and customer agenda underway. “Scott Collary will continue to spearhead our technology transformation with a focus on streamlining our tech systems across the Westpac Group, while Carolyn McCann will lead an expanded division for customer and corporate shared services, including operations, helping to leverage the benefits of scale.” The organisation changes will take effect on 1st August 2023 and will be reflected in the 2024 financial results.

Westpac GROUP

Westpac Group Executive


Chief Executive Officer
Peter King
Chief Executive Consumer
Jason Yetton
Chief Executive Business & Wealth
Anthony Miller
Chief Executive WIB
Nell Hutton
CEO WNZL
Catherine McGrath
Chief Financial Officer
Michael Rowland
GE Customer & Corporate Services
Carolyn McCann
Chief Information Officer
Scott Collary
Chief Risk Officer
Ryan Zanin
GE Human Resources
Christine Parker
Group General Counsel
Shannon Finch
Chief Transformation Officer
Yianna Papanikolaou

About Nell Hutton

Nell Hutton is Managing Director, Financial Markets at Westpac Institutional Bank. She oversees Westpac's Fixed Income, Currency, Commodities & Carbon products globally, including responsibility for Westpac's offices and branches in London, Frankfurt and New York.

Nell joined Westpac in February 2021 after 21 years at Goldman Sachs in London and Australia, most recently as Head of the Global Markets division in Australia and New Zealand.

She was the first female Partner to be appointed at Goldman Sachs Australia and the first woman to run a global financial markets business in Australia.

Nell holds a MPhil in Finance and Economics at Cambridge University and a BCom (First Class Honours) in Econometrics at the University of Sydney.

She is Deputy Chair of the Australian Financial Markets Association, and a member of the Financial Markets Standards Board Advisory Council and Chief Executive Women.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141